Exhibit 10.12

AUS Option Grant Package

EBR Systems, Inc.

STOCK OPTION GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)

EBR Systems, Inc. (the “Company”), pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”), hereby grants to you an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). The Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, the Option Agreement, the Plan (and for residents of Australia, the Australian Sub-Plan), the Notice of Exercise and the Additional Information, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule	Early Exercise Permitted

Vesting Schedule:	[__________________________________________________________________________]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐    By cash, check, bank draft or money order payable to the Company

☐    Pursuant to a Regulation T Program if the shares are publicly traded on a US Stock Exchange

☐    By delivery of already-owned shares if the shares are publicly traded on a US Stock Exchange

☐    By deferred payment

☐    Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You consent to receive this Grant Notice, the Option Agreement, the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

•	You have read and are familiar with the provisions of the Plan, the Option Agreement and the Notice of Exercise. In the event of any conflict between the provisions in this Grant Notice, the Option Agreement or the Notice of Exercise and the terms of the Plan, the terms of the Plan (and if applicable, the Australian Sub-Plan) shall control.

•	The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

•	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

EBR Systems, Inc.	Optionholder:

By:
Signature	Signature

Title:	Date:

Date:

Attachments: Option Agreement, 2021 Equity Incentive Plan (and if applicable, the Australian Sub-Plan), Notice of Exercise and Additional Information

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AUS Option Grant Package

ATTACHMENT I

EBR SYSTEMS, INC.

2021 EQUITY INCENTIVE PLAN

OPTION AGREEMENT
(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, EBR Systems, Inc. (the “Company”) has granted you an option under its 2021 Equity Incentive Plan (and if applicable, the Australian Sub-Plan) (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.       Vesting. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.       Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.       Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.       Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)       Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

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(b)       Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)       Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.       Whole Shares. You may exercise your option only for whole shares of Common Stock.

6.       Securities Law Compliance. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.       Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)       if your Continuous Service is terminated for Cause, then immediately upon the date on which the event giving rise to the termination for Cause first occurred;

(b)       three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)       twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

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(d)       eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)       the Expiration Date indicated in your Grant Notice; or

(f)       the day before the tenth (10th) anniversary of the Date of Grant.

8.       Exercise.

(a)       You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)       By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)       By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule~~s~~ or regulation(the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9.       Transferability. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)       Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

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(b)       Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)       Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.       Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.       Withholding Obligations.

(a)       At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)       Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

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(c)       You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.       Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

13.       Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.       Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.

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AUS Option Grant Package

ATTACHMENT II

2021 EQUITY INCENTIVE PLAN

8.

AUS Option Grant Package

ATTACHMENT III

EBR Systems, INC.
NOTICE OF EXERCISE

EBR Systems, Inc.

[Address]

[Address]

Date of Exercise: _______________

This constitutes notice to EBR Systems, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Nonstatutory

Stock option dated:	_______________

Number of Shares as to which option is exercised:	_______________

Total exercise price:	$______________

Cash payment delivered herewith:	$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2021 Equity Incentive Plan and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

9.

Very truly yours,

(Signature)

Name (Please Print)

Address of Record:

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AUS Option Grant Package

ATTACHMENT IV – ADDITIONAL INFORMATION

THe company is not licensed to give financial product advice. the information in this ATTACHMENT IV is not financial product advice and is general information only. Any advice given by the Company or the COMMITTEE in relation to securities and awards offered under the Plan does not take into account the Participant’s objectives, financial situation and needs. Each Participant should consider obtaining their own financial product advice from a person who is licensed by THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION (or as appropriate in your country) to give such advice.

A COPY OF THE 2021 EQUITY INCENTIVE PLAN ACCOMPANIES and IS made a part of this GRANT NOTICE and OPTION AGREEMENT.

General information about risks

Each Participant should be aware that there are risks associated with acquiring and holding an Award under the Plan, including as follows:

•	The price at which CHESS Depositary Interests (“CDIs”) representing shares of Common Stock trade on ASX may fluctuate in response to a number of factors, including general economic factors and general market sentiment in in the U.S. and Australia as well as factors which are specific to the Company, such as regulatory approval of WiSE® in the U.S. Accordingly, there is a risk that the trading price on ASX could decrease, even to the extent that it is less than the price or prices you pay to exercise your Option.
•	The Company has never paid a dividend and does not intend on paying dividends in the foreseeable future which means that if you exercise your Option and acquire shares of Common Stock or CDIs, you may not receive any return on the shares of Common Stock from dividends.
•	The trading market in CDIs may not be active, which means that if you exercise your Option and acquire CDIs, your ability to trade those CDIs in the future (subject to any other restrictions that may apply, including under the Company’s Security Trading Policy) may be adversely affected.
•	Acquiring and holding Options, Shares and CDIs may have tax implications for you and the tax regime applying to you may change, accordingly you should consult with your personal tax adviser.
•	Termination of your employment or service may result in the termination of your Option in accordance with the terms of the Plan and the Option Agreement. You may not receive any shares of Common Stock or CDIs if your employment or service is terminated.

The Company’s ASX announcements should be referred to for details regarding the operations, business, risk and performance of the Company. You should be aware however that past performance is not indicative of future performance and neither the Company nor the Committee warrant the future performance of the Company.

The above information only includes general information about the risks of acquiring and holding Options. There may also be other risks of participating in the Plan that are specific to your circumstances. As a result, it is recommended that you seek advice from a licensed professional as to whether or not participation in the Plan is suitable for you.

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Acquisition Price

Options are issued under the Plan for nil monetary consideration.

The per share price to be paid by a Participant upon exercise of an Option (in U.S. dollars) (“Exercise Price”) is set out in the Grant Notice. The Exercise Price represents an amount the Board has determined to be no less than the Fair Market Value of the Common Stock on the Date of the Grant.

The equivalent Exercise Price in Australian dollars can be calculated by applying the prevailing U.S.$ / A$ exchange rate. Up to date US$ / A$ exchange rates can be obtained from the Reserve Bank of Australia website – see www.rba.gov.au. Alternatively, the Company will, if requested by a Participant, provide the Participant with the Australian dollar equivalent of the Exercise Price of their Option based on the prevailing currency exchange rates at the time of issue of the Option and at the time of any subsequent request.

Note that Participants can obtain the prevailing market price (in Australian dollars) of the CDIs on ASX at www.asx.com.au under the ASX code “EBR”.

Class Order

The Grant Notice and the Agreement (including this Attachment IV) is an “offer document” for the purpose of ASIC Class Order 14/1000 Employee incentive schemes: Listed bodies (the “Class Order”) and once the CDIs have been traded on ASX for 3 months, is issued in accordance with that Class Order. The Class Order provides conditional relief from disclosure and licensing provisions of the Australian Corporations Act 2001 (Commonwealth of Australia) for offers made to full-time and part-time employees, directors (including non-executive directors) and certain contractors and casual employees under an employee incentive scheme by a body listed on the ASX. The Class Order also provides conditional relief from the advertising and hawking provisions for some employee incentive schemes.

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